                                       FOR IMMEDIATE RELEASE

                                       July 6, 2005

NORFOLK SOUTHERN REPORTS OHIO TAX LEGISLATION EFFECTS

NORFOLK, VA - Norfolk Southern Corporation (NYSE: NSC) today announced that Ohio tax legislation signed by Governor Bob Taft on June 30 will have a favorable impact on second-quarter net income that will be reported at a quarterly analyst meeting on July 27. The Ohio legislation phases out the Ohio Corporate Franchise Tax and phases in a new gross receipts tax called the Commercial Activity Tax.  The Corporate Franchise Tax was generally based on federal taxable income, but the Commercial Activity Tax is based on current year sales and rentals in Ohio.

The elimination of Ohio's Corporate Franchise Tax will result in a favorable adjustment to Norfolk Southern's deferred income taxes in the period of enactment, as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."  This noncash benefit is expected to increase second-quarter reported net income by approximately $95 million, or $0.23 per diluted share.

Any statements contained in this news release which are not related to historical facts are forward-looking statements as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties (noted in Norfolk Southern's SEC filings) which could cause actual results to differ.

Norfolk Southern, through its Norfolk Southern Railway Company subsidiary, operates approximately 21,300 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing connections to western rail carriers. Norfolk Southern operates an extensive intermodal network and is the nation's largest rail carrier of automotive parts and finished vehicles.

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For further information contact:

(Media) Bob Fort, 757-629-2710 (rcfort@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (Leanne.Marilley@nscorp.com)